Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Jenny Barker, 615-963-1317
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS RECORD LOAN GROWTH,
STRONG ASSET QUALITY AND EARNINGS OF $0.36
PER FULLY DILUTED SHARE FOR THIRD QUARTER OF 2008
Fully diluted earnings per share of $0.39, excluding merger-related expense
     NASHVILLE, Tenn., Oct. 21, 2008 – Pinnacle Financial Partners Inc. (Nasdaq/NGS: PNFP) today reported strong earnings and record loan growth for the quarter ended Sept. 30, 2008. Fully diluted earnings per share were $0.36 for the quarter ended Sept. 30, 2008, compared to $0.35 per fully diluted share for the quarter ended Sept. 30, 2007. Excluding merger-related expense associated with its Nov. 30, 2007, acquisition of Mid-America Bancshares Inc., fully diluted earnings per share were $0.39 for the quarter ended Sept. 30, 2008, compared to $0.35 for the same period last year, an increase of 11.4 percent.
     Fully diluted earnings per share were $0.96 for the nine months ended Sept. 30, 2008, compared to $1.01 per fully diluted share for the nine months ended Sept. 30, 2007. Excluding merger-related expense associated with the Mid-America acquisition, fully diluted earnings per share were $1.10 for the nine months ended Sept. 30, 2008, compared to $1.01 for the same period last year, an increase of 8.9 percent.
     Pinnacle also reported a record $171 million in organic loan growth in the third quarter of 2008, a 150 percent increase over the $68 million reported in the same quarter of 2007. The growth in loans contributed to a significantly higher provision for loan loss expense for the third quarter of 2008 when compared to the same quarter last year. Also contributing to a higher provision for loan losses during the third quarter of 2008 was an increased allowance for loan losses. At Sept. 30, 2008, Pinnacle increased its allowance for loan losses to 1.09 percent of total loans compared to 1.04 percent at June 30, 2007.

     “At a time when many banks have lost their ability to continue the growth of their balance sheet, we are proud that we were not only able to report record earnings and record loan growth, but were also able to augment capital which should enable us to continue to seize the dramatic market share movement opportunities that we believe exist in our markets,” said M. Terry Turner, Pinnacle president and CEO.
THIRD QUARTER 2008 HIGHLIGHTS:
•	Strong earnings
•	Net income for the third quarter of 2008 was $8.80 million, up 52.4 percent from the prior year’s third quarter net income of $5.77 million. Excluding after-tax merger-related expense of $708,000, net income was $9.50 million in the third quarter of 2008, up 64.6 percent over the same period last year.

•	Revenue (the sum of net interest income and noninterest income) for the quarter ended Sept. 30, 2008, amounted to $38.53 million, compared to $24.29 million for the same quarter of last year, an increase of 58.6 percent.
•	Continued balance sheet growth
•	Loans at Sept. 30, 2008, were $3.20 billion, up $1.47 billion from $1.73 billion at Sept. 30, 2007. This 12-month increase in loans includes $864 million in loans acquired in conjunction with the Mid-America merger and organic growth of $608 million, representing an organic growth rate of 35.1 percent.

•	Total deposits at Sept. 30, 2008, were $3.30 billion, up $1.47 billion from $1.83 billion at Sept. 30, 2007. This 12-month increase includes $957 million in deposits acquired in conjunction with the Mid-America merger and organic growth of $511 million, representing an organic growth rate of 28.0 percent.
•	Superior credit quality
•	Annualized net charge-offs as a percentage of average loan balances were only 0.01 percent and 0.05 percent for the three and nine months ended Sept. 30, 2008, respectively, compared to 0.04 percent and 0.05 percent for the three and nine months ended Sept. 30, 2007, respectively.

o	Nonperforming assets were 0.93 percent of total loans and other real estate at Sept. 30, 2008, compared to 0.73 percent at June 30, 2008, 0.78 percent at Dec. 31, 2007 and 0.19 percent at Sept. 30, 2007. Approximately $13.03 million of the $29.89 million of nonperforming assets at Sept. 30, 2008, were acquired in connection with the Mid-America acquisition.

o	Past due loans over 30 days, excluding nonperforming loans, were 0.61 percent of total loans and other real estate at Sept. 30, 2008. Past due loans over 30 days excluding nonperforming loans, as a percentage of total loans and other real estate owned were 0.34 percent at June 30, 2008, 0.45 percent at Dec. 31, 2007, and 0.38 percent at Sept. 30, 2007.
•	Strong Capital Position
o	During the third quarter of 2008, Pinnacle issued $21.5 million in common stock that will qualify as Tier 1 capital and $15.0 million in subordinated indebtedness that will qualify as Tier 2 capital, subject to certain limitations. These issuances strengthened Pinnacle’s capital position thus positioning it for continued rapid growth in Nashville and Knoxville.

o	At Sept. 30, 2008, Pinnacle’s ratio of tangible stockholders’ equity to tangible assets was 6.2 percent compared to 5.8 percent at Dec. 31, 2007. Pinnacle’s tangible book value per common share was $10.62 at Sept. 30, 2008, compared to $9.24 at Dec. 31, 2007.

o	At Sept. 30, 2008, Pinnacle’s total risk based capital ratio was 11.2 percent compared to 10.4 percent at Dec. 31, 2007.
     “We are pleased with another quarter of solid performance, particularly during what is proving to be an extended period of economic stress for our country,” Turner said. “What sets Pinnacle apart is that our associates are not only doing an exceptional job of managing the credit risk of our firm, but they are being very successful in seizing the opportunity to attract more quality client relationships to Pinnacle. Our strategy of hiring the best financial services professionals in the markets we serve has helped us further solidify our position as the most preferred financial services provider in both the Nashville and Knoxville MSAs, as evidenced by the latest FDIC market share data for both markets.”

FINANCIAL PERFORMANCE AND BALANCE SHEET GROWTH
•	Return on average assets for third quarter 2008 was 0.83 percent compared to 0.96 percent for the third quarter of 2007. Excluding the impact of the Mid-America merger-related expense, return on average assets for the third quarter of 2008 approximated 0.90 percent.

•	Return on average stockholders’ equity for the quarter ended Sept. 30, 2008, was 6.96 percent, compared to 8.43 percent for the third quarter of 2007. Excluding the impact of the Mid-America merger-related expense, return on average stockholders’ equity for the third quarter of 2008 approximated 7.52 percent.

•	Return on average tangible stockholders’ equity (average stockholders’ equity less goodwill and core deposit intangibles) for the quarter ended Sept. 30, 2008, was 14.52 percent, compared to 15.57 percent for the third quarter of 2007. Excluding the impact of the Mid-America merger-related expense, return on average tangible stockholders’ equity for the third quarter of 2008 approximated 15.69 percent.
     Total assets grew to $4.34 billion as of Sept. 30, 2008, up $1.97 billion from the $2.37 billion reported at the same time last year. The 12-month increase in assets includes $1.25 billion in assets acquired in conjunction with the Mid-America merger in November of last year and organic growth of $720 million, representing an organic growth rate of 30.4 percent.
CREDIT QUALITY
•	Allowance for loan losses represented 1.09 percent of total loans at Sept. 30, 2008, compared to 1.05 percent as of June 30, 2008 and 1.04 percent a year ago.
o	The ratio of the allowance for loan losses to nonperforming loans was 196 percent at Sept. 30, 2008, compared to 145 percent at Dec. 31, 2007, and 761 percent at Sept. 30, 2007.
•	Provision for loan losses was $3.12 million for the third quarter of 2008, compared to $772,000 in the third quarter of 2007, a 305 percent increase.
o	During the third quarter of 2008, the firm recorded net charge-offs of only $73,000, compared to net charge-offs of $169,000 during the same period in 2007. Annualized net charge-offs to total average loans were 0.05 percent for the nine months ended Sept. 30, 2008 and the nine months ended Sept.

30, 2007. Gross charge-offs were $656,000 during the third quarter of 2008, compared to $258,000 for the same period last year. Recoveries for the third quarter of 2008 were $583,000, compared to $89,000 during the third quarter of 2007.

o	The increase in provision for loan loss expense between the third quarter of 2008 and the third quarter of 2007 was primarily due to the significant increase in loan balances recorded through the third quarter of 2008 over the amount recorded through the third quarter of 2007. Also contributing to a higher provision for loan losses during the third quarter of 2008 was an increased allowance for loan losses. The annualized provision for loan losses expressed as a percentage of average loans was 0.40 percent for the third quarter of 2008, compared to 0.18 percent for the same quarter last year.
     As noted above, Pinnacle reported that nonperforming loans and other real estate as a percentage of total loans and other real estate increased from 0.78 percent at Dec. 31, 2007 to 0.93 percent at Sept. 30, 2008. The following is a summary of the activity in various nonperforming asset categories for the quarter ended Sept. 30, 2008:

	Balances	Payments, Sales		Balances
(in thousands)	June 30, 2008	and Reductions	Increases	Sept 30, 2008
Nonperforming loans:
Residential construction & development	$5,176	$824	$7,613	$11,965
Other	7,891	3,501	1,388	5,778

Totals	13,067	4,325	9,001	17,743

Other real estate:
Residential construction & development	7,899	1,084	3,711	10,526
Other	1,282	271	605	1,616

Totals	9,181	1,355	4,316	12,142

Total nonperforming assets	$22,248	$5,680	$13,317	$29,885

     “Thus far this year, our net charge-off ratio has amounted to only 0.05 percent of average loans,” Turner said. “Despite this very low charge-off ratio, we increased the ratio of our allowance for loan losses to 1.09 percent of total loans based on our usual quarterly evaluation of the inherent risks in our loan portfolio and the ongoing stress in the economy. At June 30, 2008, this ratio was 1.05 percent, and the 0.04 percent increase represented approximately $1.25 million of increased provisioning for loan losses during the third quarter.

Our relationship managers and credit officers have been keenly focused on resolution of our nonperforming assets as well as improving the underlying credit support of all potential problem loans. As a result, I believe we are weathering the downturn in the overall economy and, in particular, residential construction very well. However, we anticipate that the local housing market and the economy in general will continue to under perform, and, as a result, our nonperforming levels will likely remain elevated over the next several quarters.”
REVENUE
•	Net interest income for third quarter 2008 was $29.28 million compared to $18.96 million for the same quarter last year, an increase of 54.4 percent.
o	Net interest margin for the third quarter of 2008 was 3.14 percent, compared to a net interest margin of 3.54 percent for the same period last year and 3.24 percent for the second quarter of 2008.
•	Noninterest income for third quarter 2008 was $9.25 million, a 73.5 percent increase over the $5.33 million recorded during the same quarter in 2007.
     “Our local deposit markets remain extremely competitive, and several competitors continue to post special deposit rates at levels higher than what would typically be required given this rate environment,” said Harold Carpenter, chief financial officer of Pinnacle Financial Partners. “We have intensified our focus on pricing on both sides of our balance sheet; doing so should produce positive results for us over the longer term. Our core revenue growth continues to be very strong and, given the current volumes in our sales pipelines as well as our current capital position, we believe we are well-positioned to continue to increase market share in both Nashville and Knoxville.”
     “On Oct. 8, 2008, the Federal Reserve reduced the federal funds rate by 50 basis points. Coupled with the likelihood of future rate decreases, these actions will cause additional compression of our net interest margin, particularly in the near term. Based on our internal modeling, we remain optimistic that further compression in our margins will be modest for the next few quarters.”
     The 73.5 percent increase in noninterest income between the third quarter of 2007 and the third quarter of 2008 was due to several factors, including increased fee revenue as a result of the Mid-America merger; record investment sales commissions from Pinnacle Asset

Management; a $695,000 gain from the sale of commercial loans; and record gains on the sales of mortgage loans from the firm’s mortgage origination unit. During the third quarter of 2008, Pinnacle’s mortgage origination unit sold $71.90 million of mortgage loans compared to $42.9 million in 2007, an increase of 67.6 percent.
     Noninterest income during the third quarter of 2008 represented approximately 24.01 percent of total revenues, compared to 21.95 percent for the same quarter in 2007.
     “It is a testament to the incredible competitive opportunities that exist in our market as well as the quality of our investment and mortgage advisors that we are able to accelerate the volume of investment sales and mortgage originations in this economic environment,” Turner said.
NONINTEREST EXPENSE
•	Noninterest expense for the quarter ended Sept. 30, 2008, was $23.33 million ($22.16 million, excluding merger expense), compared to $23.07 million ($21.73 million, excluding merger expense) in the second quarter of 2008 and $15.11 million in the third quarter of 2007.

•	Compensation expense was $13.01 million during the third quarter of 2008, compared to $12.5 million during the second quarter of 2008 and $9.11 million during the third quarter of 2007. Total full-time equivalent employees were 723.0 at Sept. 30, 2008, compared to 702.0 at Dec. 31, 2007 and 450.5 at Sept. 30, 2007.

•	Merger-related expense was $1.17 million during the quarter ended Sept. 30, 2008, and was composed primarily of $1.02 million in retention bonus accruals for former Mid-America associates.

•	The efficiency ratio (noninterest expense divided by net interest income and noninterest income) was 60.5 percent during the third quarter of 2008, compared to 62.8 percent for the second quarter of 2008 and 62.2 percent in the third quarter of 2007. Excluding merger-related expenses, the efficiency ratio was 57.6 percent in the third quarter of 2008.
     Carpenter noted that the firm will continue to make investments in future growth and, consequently, anticipates increased noninterest expense for the last quarter of 2008 over the amount the firm has experienced during the first three quarters of 2008. The expense is primarily attributable to increasing headcount and other variable costs associated with the growth of the firm.
INVESTMENTS IN FUTURE GROWTH
•	During the third quarter of 2008, Pinnacle sold one million shares of its authorized but unissued common stock via a private placement to mutual funds and certain other institutional accounts managed by T. Rowe Price Associates Inc., at $21.50 per share. Pinnacle also entered into a $15 million subordinated term loan with a regional bank. Proceeds from this sale of common stock and the subordinated term loan will be used for general corporate purposes, including supporting the continued anticipated growth of Pinnacle National Bank.

•	According to the Federal Deposit Insurance Corporation Summary of Deposit data for the period from June 30, 2007, through June 30, 2008, Pinnacle continues to be the fastest-growing financial institution in the Nashville-Davidson-Murfreesboro-Franklin MSA. As of June 30, 2008, Pinnacle overtook First Tennessee as the fourth-largest financial institution in the Nashville MSA. Of the top four institutions, Pinnacle was the only bank to post a gain in market share. The three largest regional bank holding companies (Regions, Bank of America and SunTrust) collectively lost in excess of 3 percent in market share.

•	Pinnacle has hired 27 highly experienced associates for its denovo expansion to Knoxville that was announced on April 9, 2007. Loans outstanding in Knoxville at Sept. 30, 2008, were $287 million, which is $57 million ahead of the original target disclosed at the time the Knoxville expansion was announced. Pinnacle has negotiated a site for construction of another full service location in the Fountain City area of Knoxville and currently expects to begin construction during the first quarter of 2009.

•	Pinnacle also has initiated construction of a new Dickson County location in the Nashville MSA to replace the current temporary location. The new facility is scheduled to open in the fourth quarter of 2008. Additionally, Pinnacle has entered into an agreement to construct a new facility in Brentwood, Tenn. This facility is currently scheduled to open in the first quarter of 2010.

•	On July 2, Pinnacle announced the acquisition of Murfreesboro, Tenn.-based Beach and Gentry Insurance LLC. Beach and Gentry has 18 associates and 4,000 clients. Miller & Loughry, Pinnacle’s wholly-owned insurance agency, also located in Murfreesboro, has 22 associates and 6,300 clients. The combined company, Miller Loughry Beach, is the largest independent insurance agency headquartered in Rutherford County.

•	Pinnacle’s total associate base at Sept. 30, 2008, was 723.0 full-time equivalents (FTEs), compared to 450.5 at Sept. 30, 2007. Approximately 220 FTEs were added to Pinnacle’s associate base in conjunction with the Mid-America merger. Pinnacle also anticipates hiring 21 associates during the remainder of 2008.
NASHVILLE HOUSING MARKET UPDATE
     The Greater Nashville Realtors Association reported residential closings were down 22.8 percent in the third quarter of 2008 in comparison to the same quarter in 2007. For the nine months ended Sept. 30, 2008, compared to the previous year, residential closings are down approximately 20.6 percent. At Sept. 30, 2008, the inventory of residential homes was approximately 8.5 months based on September 2008 closings. The average median residential home sales price for the three months ended Sept. 30, 2008, averaged $175,800, which was down 4.7 percent from the three months ended June 30, 2008.
TREASURY DEPARTMENT’S TROUBLED ASSET RELIEF PROGRAM
     On Oct. 14, the U.S. Treasury Department announced a program for direct investment in United States banks, bank holding companies and other entities referred to as the “Troubled Asset Relief Program (TARP).” Turner said that Pinnacle is currently reviewing the details of the program and will be considering the specifics of the program over the next few weeks.
INVESTMENT OUTLOOK
     Management has developed several financial forecast scenarios for the next several quarters. Based on anticipated growth trends and future investments in the franchise, including the impact of the Knoxville expansion, Pinnacle estimates its fourth quarter 2008 diluted earnings per share will approximate $0.33 to $0.37 including merger-related expense or $0.37 to $0.40, excluding merger-related expense. Pinnacle lowered its previous guidance for 2008 estimated diluted earnings per share to approximately $1.29 to $1.33 including merger-related expense or $1.47 to $1.50, excluding merger-related expense. The reduction in the guidance range for 2008 estimated fully diluted earnings per share reflects our expectation that loan growth, and our allowance for loan losses will exceed our earlier estimates for 2008 and that we will experience reduced net interest income for the remainder of 2008 as a result of anticipated future Federal funds rate decreases and increased deposit pricing competition.
     Merger-related expense should approximate $1.2 million to $1.5 million in the fourth quarter, with substantially the entire amount being attributable to retention awards for former Mid-America associates. Pinnacle anticipates no additional Mid-America merger-related expense after 2008.
     As noted previously, management has developed several scenarios under which these estimates can be achieved and believes these estimates to be reasonable based on these scenarios. However, unanticipated events or developments may cause the actual results of Pinnacle to differ materially from these estimates. Such unanticipated events or developments may include, but are not limited to; increased volatility in interest rates; deterioration in national or local economic conditions in excess of expectation; materially adverse developments in our borrowers’ ability to repay their loans; regulatory or legislative developments arising out of current unsettled conditions in the economy; the development of any markets other than metropolitan Nashville or Knoxville; any merger or acquisition; the opportunity to hire more seasoned professionals than anticipated; any activity in the capital markets that would cause Pinnacle to conclude that there was impairment of any asset including intangible assets; or the ability to grow loans significantly in excess of the levels contemplated.
     “We have provided quarterly and annual earnings guidance for the past several years as we believed such information was beneficial to the investment community in their efforts to better understand our company. We now have exceptional coverage by several research analysts whose estimates are readily available thru various public media. Additionally, Pinnacle has been one of the few small cap banks that has elected to continue to provide such guidance during this time of unprecedented economic uncertainty in which all financial institutions now operate. Given these factors, we currently anticipate that we will discontinue quarterly and annual earnings per share guidance with respect to periods ending after December 31, 2008,” Turner said.
     Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets. The firm also has a well-established expertise in commercial real estate.
     The firm began operations in a single downtown Nashville location in October 2000 and has since grown to $4.34 billion in assets. In 2007, Pinnacle launched an expansion into Knoxville, another high growth MSA. The addition of Mid-America has made Pinnacle the second-largest bank holding company headquartered in Tennessee, with 31 offices in eight Middle Tennessee counties and two in Knoxville.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
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Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) the inability of Pinnacle to continue to grow its loan portfolio at historic rates in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (iii) increased competition with other financial institutions, (iv) lack of sustained growth in the economy in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, (v) rapid fluctuations or unanticipated changes in interest rates, and (vi) changes in state and Federal legislation or regulations applicable to Banks and other financial services providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	September 30, 2008	December 31, 2007

ASSETS
Cash and noninterest-bearing due from banks	$58,670,045	$76,941,931
Interest-bearing due from banks	3,688,622	24,706,966
Federal funds sold and other	29,039,938	20,854,966

Cash and cash equivalents	91,398,605	122,503,863

Securities available-for-sale, at fair value	617,909,350	495,651,939
Securities held-to-maturity (fair value of $10,816,946 and $26,883,473 at September 30, 2008 and December 31, 2007, respectively)	10,897,923	27,033,356
Mortgage loans held-for-sale	15,161,830	11,251,652

Loans	3,202,909,472	2,749,640,689
Less allowance for loan losses	(34,840,853)	(28,470,207)

Loans, net	3,168,068,619	2,721,170,482

Premises and equipment, net	67,296,594	68,385,946
Other investments	25,660,787	22,636,029
Accrued interest receivable	17,125,958	18,383,004
Goodwill	243,250,854	243,573,636
Core deposit and other intangible assets	17,659,468	17,325,988
Other assets	63,122,391	46,254,566

Total assets	$4,337,552,379	$3,794,170,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$457,542,942	$400,120,147
Interest-bearing	331,706,748	410,661,187
Savings and money market accounts	677,367,407	742,354,465
Time	1,828,546,046	1,372,183,317

Total deposits	3,295,163,143	2,925,319,116
Securities sold under agreements to repurchase	198,806,912	156,070,830
Federal Home Loan Bank advances and other borrowings	207,239,268	141,666,133
Subordinated debt	97,476,000	82,476,000
Accrued interest payable	8,419,326	10,374,538
Other liabilities	17,879,022	11,653,550

Total liabilities	3,824,983,671	3,327,560,167

Stockholders’ equity:

Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $1.00; 90,000,000 shares authorized; 23,699,790 issued and outstanding at September 30, 2008 and 22,264,817 issued and outstanding at December 31, 2007	23,699,790	22,264,817
Additional paid-in capital	416,105,723	390,977,308
Retained earnings	76,373,045	54,150,679
Accumulated other comprehensive loss, net of taxes	(3,609,850)	(782,510)

Stockholders’ equity	512,568,708	466,610,294

Total liabilities and stockholders’ equity	$4,337,552,379	$3,794,170,461

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income:
Loans, including fees	$44,075,167	$32,750,403	$131,694,867	$92,283,516
Securities:
Taxable	6,005,024	3,387,464	15,434,782	10,127,943
Tax-exempt	1,339,930	743,921	4,030,699	2,106,857
Federal funds sold and other	452,690	1,464,795	1,647,725	3,075,372

Total interest income	51,872,811	38,346,583	152,808,073	107,593,688

Interest expense:
Deposits	18,778,955	16,043,425	57,583,697	44,037,317
Securities sold under agreements to repurchase	681,912	2,061,333	2,081,055	5,664,167
Federal Home Loan Bank advances and other borrowings	3,130,448	1,282,159	8,820,575	4,189,055

Total interest expense	22,591,315	19,386,917	68,485,327	53,890,539

Net interest income	29,281,496	18,959,666	84,322,746	53,703,149
Provision for loan losses	3,124,819	772,064	7,503,412	2,460,028

Net interest income after provision for loan losses	26,156,677	18,187,602	76,819,334	51,243,121

Noninterest income:
Service charges on deposit accounts	2,778,097	1,965,965	8,036,320	5,683,199
Investment services	1,271,284	868,738	3,759,779	2,453,505
Insurance sales commissions	959,104	563,367	2,612,255	1,829,282
Gain on loans and loan participations sold, net	1,460,478	378,682	2,996,390	1,380,883
Net gain on sale of premises	—	—	1,010,881	56,078
Trust fees	584,927	466,581	1,621,385	1,312,076
Other noninterest income	2,199,051	1,088,430	6,641,819	3,193,840

Total noninterest income	9,252,941	5,331,763	26,678,829	15,908,863

Noninterest expense:
Salaries and employee benefits	13,013,116	9,106,256	39,382,393	26,167,610
Equipment and occupancy	3,731,932	2,632,747	11,235,137	7,209,977
Marketing and other business development	380,555	375,066	1,234,933	1,057,092
Postage and supplies	761,744	474,083	2,253,371	1,453,197
Amortization of intangibles	788,267	515,754	2,312,333	1,547,262
Other noninterest expense	3,485,581	2,005,752	9,854,795	5,282,516
Merger related expense	1,165,177	—	5,620,216	—

Total noninterest expense	23,326,372	15,109,658	71,893,178	42,717,654

Income before income taxes	12,083,246	8,409,707	31,604,985	24,434,330
Income tax expense	3,288,104	2,637,897	8,783,920	7,634,815

Net income	$8,795,142	$5,771,810	$22,821,065	$16,799,515

Per share information:
Basic net income per common share	$0.38	$0.37	$1.01	$1.09

Diluted net income per common share	$0.36	$0.35	$0.96	$1.01

Weighted average shares outstanding:
Basic	23,174,998	15,503,284	22,559,449	15,477,339
Diluted	24,439,642	16,609,328	23,826,368	16,630,311

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Three months ended			Three months ended
	September 30, 2008			September 30, 2007
	Average			Average
(dollars in thousands)	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$3,129,549	$44,075	5.60%	$1,697,862	$32,750	7.65%
Securities:
Taxable	455,945	6,005	5.24%	268,358	3,387	5.01%
Tax-exempt (1)	134,198	1,340	5.24%	79,065	744	4.92%
Federal funds sold and other	45,890	453	4.37%	106,298	1,466	5.62%

Total interest-earning assets	3,765,582	$51,873	5.53%	2,151,583	$38,347	7.12%

Nonearning assets
Intangible assets	261,584			124,465
Other nonearning assets	175,426			102,453

Total assets	$4,202,592			$2,378,501

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$373,567	$1,109	1.18%	$261,384	$2,123	3.24%
Savings and money market	706,225	2,856	1.61%	544,990	4,757	3.46%
Certificates of deposit	1,689,221	14,814	3.49%	714,060	9,164	5.09%

Total interest-bearing deposits	2,769,013	18,779	2.70%	1,520,434	16,044	4.19%
Securities sold under agreements to repurchase	204,101	682	1.33%	194,774	2,061	4.20%
Federal Home Loan Bank advances and other borrowings	215,739	1,845	3.40%	29,946	385	5.10%
Subordinated debt	90,465	1,285	5.65%	51,548	897	6.90%

Total interest-bearing liabilities	3,279,318	22,591	2.74%	1,796,702	19,387	4.28%
Noninterest-bearing deposits	409,850	—	—	293,701	—	—

Total deposits and interest-bearing liabilities	3,689,168	$22,591	2.44%	2,090,403	$19,387	3.68%

Other liabilities	10,849			16,445
Stockholders’ equity	502,575			271,653

	$4,202,592			$2,378,501

Net interest income		$29,281			$18,960

Net interest spread (2)			2.79%			2.84%
Net interest margin (3)			3.14%			3.54%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Nine months ended			Nine months ended
	September 30, 2008			September 30, 2007
	Average			Average
(dollars in thousands)	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$2,944,422	$131,695	5.98%	$1,609,200	$92,283	7.67%
Securities:
Taxable	401,268	15,435	5.14%	271,017	10,128	5.00%
Tax-exempt (1)	135,702	4,031	5.23%	75,694	2,107	4.91%
Federal funds sold and other	48,904	1,648	4.86%	73,677	3,076	5.60%

Total interest-earning assets	3,530,296	$152,808	5.84%	2,029,588	$107,594	7.14%

Nonearning assets
Intangible assets	259,869			124,989
Other nonearning assets	173,219			97,975

Total assets	$3,963,384			$2,252,552

Interest-bearing liabilities:
Interest-bearing deposits
Interest checking	$385,863	$4,577	1.58%	$253,411	$6,226	3.29%
Savings and money market	715,019	9,676	1.81%	514,080	13,121	3.41%
Certificates of deposit	1,509,602	43,331	3.83%	661,468	24,690	4.99%

Total interest-bearing deposits	2,610,484	57,584	2.95%	1,428,959	44,037	4.12%
Securities sold under agreements to repurchase	182,698	2,081	1.52%	174,942	5,664	4.33%
Federal Home Loan Bank advances and other borrowings	189,438	4,958	3.50%	39,395	1,539	5.22%
Subordinated debt	85,139	3,862	6.06%	51,548	2,651	6.88%

Total interest-bearing liabilities	3,067,759	68,485	2.98%	1,694,844	53,891	4.25%
Noninterest-bearing deposits	392,200	—	—	279,935	—	—

Total deposits and interest-bearing liabilities	3,459,959	$68,485	2.64%	1,974,779	$53,891	3.65%

Other liabilities	18,587			12,714
Stockholders’ equity	484,839			265,059

	$3,963,385			$2,252,552

Net interest income		$84,323			$53,703

Net interest spread (2)			2.86%			2.89%
Net interest margin (3)			3.24%			3.59%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	Sept	June	March	Dec	Sept	June
(dollars in thousands)	2008	2008	2008	2007	2007	2007

Balance sheet data, at quarter end:
Total assets	$4,337,552	4,106,055	3,888,900	3,794,170	2,368,079	2,315,327
Total loans	3,202,909	3,032,272	2,866,536	2,749,641	1,731,245	1,663,030
Allowance for loan losses	(34,841)	(31,789)	(29,871)	(28,470)	(17,978)	(17,375)
Securities	628,807	521,214	505,377	522,685	352,222	339,781
Noninterest-bearing deposits	457,543	438,458	429,289	400,120	316,542	294,631
Total deposits	3,295,163	3,152,514	2,967,025	2,925,319	1,826,884	1,797,536
Securities sold under agreements to repurchase	198,807	183,188	171,186	156,071	145,332	140,443
Advances from FHLB and other borrowings	207,239	187,315	168,606	141,666	55,671	46,699
Subordinated debt	97,476	82,476	82,476	82,476	51,548	51,548
Total stockholders’ equity	512,569	481,709	476,772	466,610	274,636	265,194

Balance sheet data, quarterly averages:
Total assets	$4,202,592	3,913,519	3,774,042	2,791,669	2,378,501	2,229,227
Total loans	3,129,549	2,941,973	2,761,745	2,063,442	1,697,862	1,598,967
Securities	590,143	516,949	503,815	410,142	347,423	347,081
Total earning assets	3,765,582	3,500,853	3,324,452	2,541,799	2,151,583	2,004,884
Noninterest-bearing deposits	409,850	398,337	368,413	327,866	293,701	276,241
Total deposits	3,178,863	2,947,669	2,881,518	2,135,973	1,814,135	1,678,036
Securities sold under agreements to repurchase	204,101	174,847	169,146	201,605	194,774	172,872
Advances from FHLB and other borrowings	215,739	208,773	143,802	57,970	29,946	29,946
Subordinated debt	90,465	82,476	82,476	72,391	51,548	51,548
Total stockholders’ equity	502,575	477,502	474,439	309,431	271,653	264,055

Statement of operations data, for the three months ended:
Interest income	$51,873	48,774	52,161	43,338	38,347	35,508
Interest expense	22,591	21,092	24,802	21,329	19,387	17,847

Net interest income	29,281	27,682	27,359	22,009	18,960	17,661
Provision for loan losses	3,125	2,787	1,591	2,260	772	900

Net interest income after provision for loan losses	26,157	24,895	25,768	19,749	18,188	16,761
Noninterest income	9,253	9,058	8,367	6,612	5,332	5,552
Noninterest expense	23,326	23,075	25,492	17,762	15,110	14,484

Income before taxes	12,083	10,878	8,644	8,599	8,410	7,828
Income tax expense	3,288	2,917	2,579	2,357	2,638	2,402

Net income	$8,795	7,961	6,065	6,242	5,772	5,426

Profitability and other ratios:
Return on avg. assets (1)	0.83%	0.82%	0.65%	0.89%	0.96%	0.98%
Return on avg. equity (1)	6.96%	6.71%	5.14%	8.00%	8.43%	8.24%
Net interest margin (2)	3.14%	3.24%	3.37%	3.49%	3.54%	3.58%
Noninterest income to total revenue (3)	24.01%	24.66%	23.42%	23.10%	21.95%	23.92%
Noninterest income to avg. assets (1)	0.88%	0.93%	0.89%	0.94%	0.89%	1.00%
Noninterest exp. to avg. assets (1)	2.21%	2.36%	2.71%	2.52%	2.52%	2.61%
Efficiency ratio (4)	60.53%	62.81%	71.35%	62.06%	62.20%	62.40%
Avg. loans to average deposits	98.45%	99.81%	95.84%	96.60%	93.59%	95.29%
Securities to total assets	14.50%	12.69%	13.00%	13.75%	14.87%	14.68%
Average interest-earning assets to average interest-bearing liabilities	114.83%	116.10%	114.30%	118.77%	119.75%	119.75%
Brokered time deposits to total deposits (16)	13.95%	12.53%	7.78%	9.48%	8.04%	8.17%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA — UNAUDITED

	Sept	June	March	Dec	Sept	June
(dollars in thousands)	2008	2008	2008	2007	2007	2007

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$17,743	13,067	17,124	19,677	2,364	2,392
Other real estate	$12,142	9,181	3,567	1,673	878	687
Past due loans over 90 days and still accruing interest	$3,241	2,272	2,002	1,613	633	606
Net loan charge-offs	$73	870	190	462	169	317
Allowance for loan losses to total loans	1.09%	1.05%	1.04%	1.04%	1.04%	1.04%
Allowance for loan losses to nonaccrual loans	196.4%	243.3%	174.4%	144.7%	760.5%	726.4%
As a percentage of total loans and ORE:
Past due accruing loans over 30 days	0.61%	0.34%	0.77%	0.45%	0.38%	0.31%
Nonperforming assets	0.93%	0.73%	0.72%	0.78%	0.19%	0.19%
Potential problem loans (5)	0.30%	0.40%	0.64%	0.56%	0.40%	0.16%
Annualized net loan charge-offs year-to-date to avg. loans (6)	0.05%	0.07%	0.03%	0.07%	0.05%	0.06%
Avg. commercial loan internal risk ratings (5)	4.2	4.0	4.1	4.1	4.1	4.1
Avg. loan account balances (7)	$170	163	170	160	169	164

Interest rates and yields:
Loans	5.60%	5.77%	6.61%	7.23%	7.65%	7.66%
Securities	5.24%	5.10%	5.11%	4.92%	4.99%	4.98%
Total earning assets	5.53%	5.66%	6.37%	6.82%	7.12%	7.15%
Total deposits, including non-interest bearing	2.35%	2.42%	2.94%	3.28%	3.51%	3.46%
Securities sold under agreements to repurchase	1.33%	1.30%	1.98%	3.36%	4.20%	4.39%
FHLB advances and other borrowings	3.40%	3.20%	3.99%	4.61%	5.10%	5.19%
Subordinated debt	5.65%	5.46%	7.11%	7.20%	6.90%	6.84%
Total deposits and interest-bearing liabilities	2.44%	2.48%	3.04%	3.43%	3.68%	3.67%

Capital ratios (8):
Stockholders’ equity to total assets	11.8%	11.7%	12.3%	12.3%	11.6%	11.5%
Leverage	8.7%	8.5%	8.5%	11.6%	9.2%	9.5%
Tier one risk-based	9.8%	9.3%	9.5%	9.5%	10.4%	10.4%
Total risk-based	11.2%	10.3%	10.4%	10.4%	11.3%	11.3%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	Sept	June	March	Dec	Sept	June
(dollars in thousands, except per share data)	2008	2008	2008	2007	2007	2007

Per share data:
Earnings – basic	$0.38	0.36	0.27	0.35	0.37	0.35
Earnings – diluted	$0.36	0.34	0.26	0.33	0.35	0.33
Book value at quarter end (9)	$21.63	21.33	21.22	20.95	17.66	17.06

Weighted avg. shares – basic	23,174,998	22,356,667	22,331,398	17,753,661	15,503,284	15,494,522
Weighted avg. shares – diluted	24,439,642	23,629,234	23,484,754	19,110,851	16,609,328	16,664,213
Common shares outstanding	23,699,790	22,587,564	22,467,263	22,264,817	15,553,037	15,545,581

Investor information:
Closing sales price	$30.80	20.09	25.60	25.42	28.82	29.36
High sales price during quarter	$36.57	29.29	26.75	30.93	31.31	31.48
Low sales price during quarter	$19.30	20.05	20.82	24.85	21.62	28.27

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$71,903	79,693	59,757	40,273	42,895	52,197
Gross fees (10)	$1,293	1,364	1,114	750	659	846
Gross fees as a percentage of mortgage loans originated	1.80%	1.71%	1.86%	1.86%	1.54%	1.62%
Commercial loans sold	$695	8	4	8	19	167
Gains on sales of investment securities, net	$—	—	1	16	—	—
Brokerage account assets, at quarter-end (11)	$848,000	826,000	859,000	878,000	590,000	643,000
Trust account assets, at quarter-end	$537,000	527,000	493,000	464,000	512,000	475,000
Floating rate loans as a percentage of loans (12)	41.4%	44.0%	41.4%	41.8%	44.6%	45.5%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$136,069	125,308	113,701	110,352	125,370	115,913
Core deposits to total funding (13)	64.6%	52.3%	57.6%	58.2%	61.4%	62.3%
Risk-weighted assets	$3,493,361	3,353,142	3,181,612	3,103,293	1,998,401	1,921,648
Total assets per full-time equivalent employee	$5,999	5,828	5,669	5,415	5,257	5,250
Annualized revenues per full-time equivalent employee	$214	209.8	209.5	161.8	213.9	211.1
Number of employees (full-time equivalent)	723.0	704.5	686.0	702.0	450.5	441.0
Associate retention rate (14)	90.8%	90.9%	92.0%	89.7%	89.4%	88.1%

Selected economic information (in thousands) (15):
Nashville MSA nonfarm employment	769.1	767.1	759.2	795.2	763.6	759.5
Knoxville MSA nonfarm employment	338.9	339.3	335.3	358.7	337.2	335.9
Nashville MSA unemployment	5.7%	4.3%	4.8%	4.2%	3.5%	3.7%
Knoxville MSA unemployment	5.4%	4.1%	4.7%	3.9%	3.2%	3.4%
Nashville residential median home price	$169.9	183.6	178.4	187.9	182.3	196.0
Nashville inventory of residential homes for sale	15.1	15.8	15.1	13.4	15.4	14.6

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY AND YEAR-TO-DATE FINANCIAL DATA — UNAUDITED

	As of September 30,	As of December 31,
(dollars in thousands, except per share data)	2008	2007

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$4,337,552	$3,794,170
Less: Goodwill	(243,251)	(243,574)
Core deposit and other intangibles	(17,659)	(17,326)

Net tangible assets	$4,076,642	$3,533,271

Tangible equity:
Total stockholders’ equity	$512,569	$466,610
Less: Goodwill	(243,251)	(243,574)
Core deposit and other intangibles	(17,659)	(17,326)

Net tangible equity	$251,658	$205,711

Tangible equity divided by tangible assets	6.17%	5.82%

Tangible equity per common share	$10.62	$9.24

	For the three months ended September 30,		For the nine months ended September 30,
(dollars in thousands)	2008	2007	2008	2007

Average tangible assets:
Total average assets	$4,202,592	$2,378,501	$3,963,384	$2,252,552
Less: Average intangible assets	(261,584)	(124,577)	(259,869)	(124,899)

Net average tangible assets	$3,941,008	$2,253,924	$3,703,515	$2,127,653

Average tangible equity:
Total average stockholders’ equity	$502,575	$271,653	$484,839	$271,653
Less: Average intangible assets	(261,584)	(124,577)	(259,869)	(124,899)

Net average tangible stockholders’ equity	$240,991	$147,076	$224,970	$146,754

Net income	$8,795	$5,772	$22,821	$16,800

Return on average tangible assets (annualized)	0.89%	1.02%	0.82%	1.06%

Return on average tangible stockholders’ equity (annualized)	14.52%	15.57%	13.55%	15.31%

Net income	$8,795	$5,772	$22,821	$16,800
Impact of merger related expense, net of tax	708	—	3,415	—

Net income before impact of merger related expense	$9,503	$5,772	$26,236	$16,800

Fully-diluted earnings per share before impact of merger related expense	$0.39	$0.35	$1.10	$1.01

Return on average assets before impact of merger expenses	0.90%	0.96%	0.88%	1.00%

Return on average equity before impact of merger expenses	7.52%	8.43%	7.23%	8.27%

Return on average tangible equity before impact of merger expenses	15.69%	15.57%	15.58%	15.31%

Total expenses	$23,326	$15,110	$71,893	$42,718
Less: merger expense	(1,165)	—	(5,620)	—

Total expenses before impact of merger related expense	$22,161	$15,110	$66,273	$42,718

Efficiency ratio before impact of merger related expense	57.51%	62.20%	59.70%	61.37%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1.	Ratios are presented on an annualized basis.

2.	Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.

3.	Total revenue is equal to the sum of net interest income and noninterest income.

4.	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

5.	Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse are considered potential problem loans. Potential problem loans do not include nonperforming loans. Generally, consumer loans are not subjected to internal risk ratings.

6.	Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

7.	Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.

8.	Book value per share computed by dividing total stockholders’ equity by common shares outstanding

9.	Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:

Equity to total assets – End of period total stockholders’ equity as a percentage of end of period assets.

Leverage – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

Tier one risk-based – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

10.	Amounts are included in the statement of income in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.

11.	At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.

12.	Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.

13.	Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

14.	Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.

15.	Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.

16.	Brokered deposits do not include balances under the Certificate of Deposit Account Registry Service (CDARS).